Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-41164

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 14, 2001)

[Logo of Fifth Third Bancorp]

FIFTH THIRD SHAREHOLDER DIRECT

Stock Purchase and Dividend Reinvestment Plan

This Prospectus Supplement relates to the shares being offered under the Fifth Third Shareholder Direct stock purchase and dividend reinvestment plan, and updates certain factual information in the plan. This Prospectus Supplement is part of the Prospectus and should be kept with your copy of the Prospectus. The information in this Prospectus Supplement supercedes the information in the Prospectus only to the extent inconsistent with the Prospectus. The update is as follows:

Plan Administrator

Effective as of October 20, 2003, the administrator of the plan is Computershare Investor Services LLC (“Computershare”). All references throughout the prospectus to “Fifth Third Bank” as the prior plan administrator shall now refer to Computershare.

The contact information for Computershare is as follows:

Computershare Investor Services LLC

P.O. Box A3309

Chicago, IL 60690-3309

You may also telephone Computershare toll free at 1-888-294-8285. Computershare’s customer representatives are available between the hours of 9:00 a.m. and 6:00 p.m., Eastern Time, Monday through Friday. You may also visit our website at http://INVESTORDIRECT.53.com.

This contact information supercedes the information on the prospectus cover page, the Plan Summary and Questions 5, 19 and 21.

Fee Information

Except as described in the Prospectus and this Prospectus Supplement, Fifth Third Bancorp pays the costs of administering Fifth Third Shareholder Direct. The plan administration fees payable by participants are now as set forth below. (Note: all fees are subject to change.)

Enrollment Fee	$10.00

Dividend Reinvestment Fee	5% of the amount reinvested, Maximum of $3.00 plus

$0.04 commission per share

Purchase by check or money order	$3.00 per purchase plus $0.04 commission per share

Monthly purchase by automatic withdrawal	$2.00 per purchase plus $0.04 commission per share

Sale of stock	$10.00 plus $0.07 commission per share

Stock Certificate	$10.00 per certificate

Withdrawal/Termination from Plan	$10.00

Returned Check/Insufficient Funds	$25.00 per check/ACH reject

Duplicate Statement	$10.00 per year requested (excluding current year)

This fee information supercedes the fee information in the Plan Summary and Questions 4, 7, 9, 15, 16, 18, 20 and 22.

The Date of this Prospectus Supplement is October 20, 2003.